Exhibit 99.1

Restoration Robotics® Reports Financial Results for First Quarter 2019

Reports Record Quarterly Gross Margin of 54.4%

SAN JOSE, Calif., May 15, 2019 (GLOBE NEWSWIRE) – Restoration Robotics, Inc. (NASDAQ: HAIR), a global leader in robotic hair restoration, announced today financial results for the first quarter ended March 31, 2019.

Highlights:

•	Reported first quarter 2019 revenue of $5.4 million, up 8% year-over-year
•	Sold 14 ARTAS® Systems in the first quarter, including 11 ARTAS iX™ Systems, 8 of which were sold in the U.S. and 3 in EMEA
•	Gross margin improved to 54.4%, compared to 36.4% in the prior period as the result of higher average selling price per system and ongoing cost reduction initiatives
•	Announced proposed merger with Venus Concept, initiated process for regulatory approvals

First Quarter 2019 Financial Results

Revenue in the first quarter of 2019 was $5.4 million, an 8% increase from $5.0 million in the first quarter of 2018.

Gross margin in the first quarter of 2019 was 54% compared to 36% in the first quarter of 2018. The change in gross margin for the first quarter was driven by a higher average selling price per system sold during the period and ongoing cost reduction initiatives.

Operating expenses in the first quarter of 2019 were $9.6 million, an 8% increase from $8.9 million in the first quarter of 2018. The increase in operating expenses was largely due to $1.5 million of merger-related expenses, which was largely offset by lower R&D and G&A expenses.

Net loss for the first quarter of 2019 was $(7.4) million or $(0.18) per share, compared with a net loss of $(7.4) million, or $(0.26) per share, for the first quarter of 2018.

Total cash and cash equivalents were $15.0 million as of March 31, 2019. Cash and cash equivalents as of March 31, 2019 includes the proceeds of $5.0 million from our issuance of Convertible Promissory Notes on February 28, 2019.

Our results for the quarter ended March 31, 2019 are not necessarily indicative of our operating results for the full year 2019 or any other future periods.

128 Baytech Drive     |      San Jose, CA 95134     |      T +1 408.883.6888

Exhibit 99.1

About Restoration Robotics

Restoration Robotics, Inc., is a medical device company developing and commercializing the ARTAS® and ARTAS iX™ Robotic Hair Restoration System. The ARTAS Systems are the first and only physician-assisted robotic systems to dissect and assist in the harvesting of follicular units directly from the scalp, create recipient implant sites using proprietary algorithms and, in the case of the ARTAS iX System, robotically implant the hair follicles into the designated sites. We have unique expertise in machine vision, image guidance, visual servoing and robotics, as well as developing intuitive interfaces to manage these technologies.

Media Contact

The Ruth Group

Kirsten Thomas

kthomas@theruthgroup.com

646-536-7000

Investor Contact
The Ruth Group
Carol Ruth/Kaitlyn Brosco
cruth@theruthgroup.com/kbrosco@theruthgroup.com

646-536-7000

128 Baytech Drive     |      San Jose, CA 95134     |      T +1 408.883.6888

Exhibit 99.1

RESTORATION ROBOTICS, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except for shares and per share data)

	Three Months Ended
	March 31,
	2019	2018
Revenue	$5,394	$5,005
Cost of revenue	2,457	3,185
Gross profit	2,937	1,820
Operating expenses:
Sales and marketing	4,570	4,384
Research and development	1,488	2,125
General and administrative	1,992	2,351
Merger related expenses	1,501	—
Total operating expenses	9,551	8,860
Loss from operations	(6,614)	(7,040)
Other expense, net:
Interest expense	(766)	(358)
Other expense, net	(46)	(20)
Total other expense, net	(812)	(378)
Net loss before provision for income taxes	(7,426)	(7,418)
Provision for income taxes	14	13
Net loss attributable to common stockholders	$(7,440)	$(7,431)
Net loss per share attributable to common stockholders, basic and diluted	$(0.18)	$(0.26)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted	40,753,012	28,962,269

128 Baytech Drive     |      San Jose, CA 95134     |      T +1 408.883.6888

Exhibit 99.1

RESTORATION ROBOTICS, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except for shares and per share data)

	March 31	December 31
	2019	2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$14,957	$16,122
Accounts receivable, net	6,699	6,569
Inventory	5,207	5,522
Prepaid expenses and other current assets	1,239	1,278
Total current assets	28,102	29,491
Property and equipment, net	1,471	1,299
Restricted cash	83	83
Other assets	166	100
TOTAL ASSETS	$29,822	$30,973
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$4,193	$3,815
Accrued compensation	1,515	1,771
Other accrued liabilities	2,920	2,337
Deferred revenue	1,384	1,407
Current portion of long-term debt, net	1,974	49
Total current liabilities	11,986	9,379
Other long-term liabilities	655	594
Convertible promissory notes	5,000	—
Long-term debt, net	17,655	19,418
TOTAL LIABILITIES	35,296	29,391
STOCKHOLDERS’ EQUITY (DEFICIT):
Convertible preferred stock, $0.0001 par value; 10,000,000 shares authorized, and no shares issued and outstanding as of March 31, 2019 and December 31, 2018	—	—
Common stock, $0.0001 par value; 300,000,000 shares authorized as of March 31, 2019 and December 31, 2018; 40,767,012 and 40,677,012 shares issued and outstanding as of March 31, 2019 and December 31, 2018	4	4
Additional paid-in capital	195,189	194,841
Accumulated other comprehensive loss	(14)	(50)
Accumulated deficit	(200,653)	(193,213)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(5,474)	1,582
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$29,822	$30,973

128 Baytech Drive     |      San Jose, CA 95134     |      T +1 408.883.6888